Exhibit 10(a)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) effective January 1, 2010 is made by and between EFH CORPORATE SERVICES COMPANY (“EFH Co.”), ENERGY FUTURE HOLDINGS CORP. (the parent entity of EFH Co., referred to herein as the “Company”) and Robert C. Walters (the “Executive”).

WITNESSETH

WHEREAS, the Parties previously entered into an employment agreement dated May 9, 2008 (“Original Effective Date”); and

WHEREAS, the Parties desire to amend and restate the employment agreement, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Company, EFH Co. and Executive agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, this Agreement and Executive’s employment hereunder shall be effective as of January 1, 2010 (“Effective Date”) and shall end as of the end of the day on March 24, 2011 (the “Initial Term”). Subject to the provisions of Section 8 of this Agreement, this Agreement shall automatically renew for an additional one (1) year period commencing immediately following the last day of the Initial Term and each one (1) year period thereafter (each, a “Renewal Term”), unless, the Company or Executive provides the other party written notice of non-renewal at least sixty (60) days prior to the end of the applicable term. The period during which Executive is employed by EFH Co. hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

(a) During the Employment Term, Executive shall serve as Executive Vice President and General Counsel of EFH Co. In such position, Executive shall have such duties, authority and responsibilities as shall be determined from time to time by the President and CEO of the Company, which duties, authority and responsibilities shall be customary for Executive’s position in a business of similar size, type and nature to that of EFH Co. Executive shall report to the President and CEO of the Company with respect to his responsibilities to EFH Co.

(b) During the Employment Term, Executive will devote Executive’s full business time and best efforts to performance of the duties described in Section 2(a) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, directly or indirectly, with performance of Executive’s duties. Executive may participate in civic and charitable activities and may serve on the board of non-profit organizations and on the board of one outside company, provided that Executive obtains prior approval of the board of directors of the Company (as used herein, the term “Board” shall mean the board of directors of the Company or a committee designated by such board), which shall not be unreasonably withheld, prior to accepting appointment or reappointment to a board of directors or trustees of any other business, corporation or charitable organization; provided, further, that, in each case, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3. Base Salary. During the Employment Term, EFH Co. shall pay Executive a base salary of $600,000 annually, payable in regular installments in accordance with EFH Co.’s usual payment practices. Executive may be entitled to increases in his base salary in the sole discretion of the Board, which shall make such determinations following its annual review process for executives. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each fiscal year during the Employment Term, Executive shall have the opportunity to earn an annual bonus award (the “Annual Bonus”) pursuant to the terms and conditions of the EFH Executive Annual Incentive Plan (“AIP”) of 85% of Base Salary in effect at the beginning of the applicable fiscal year (“Target Award”). The amount of the Annual Bonus shall be based upon the achievement of annual business performance targets and Executive’s individual performance, both as approved by the Board; provided, however, if EFH Co., the Company and/or Executive achieve superior performance targets as established by the Board, then Executive shall be eligible to receive a bonus award of up to 200% of his Target Award. Each Annual Bonus, if any, shall be paid to Executive within two and one half (2 1/2) months after the end of the applicable fiscal year.

5. Executive Retention Award. Executive shall earn a long-term cash bonus award equal to 75% of the aggregate Annual Bonus amount actually earned by Executive for fiscal years 2009, 2010, and 2011 (the “Retention Award”); provided, that, subject to the provisions of Section 8 hereof, Executive is employed by EFH Co., the Company or an Affiliate thereof on September 30, 2012. The Retention Award earned by Executive shall be paid to Executive in a lump sum on September 30, 2012.

6. Employee Benefits; Perquisites; Fringe Benefits.

(a) During the Employment Term, Executive shall be entitled to participate in EFH Co.’s group health, life, disability, and tax qualified and nonqualified savings and pension benefit plans, as in effect from time to time (collectively “Employee Benefits”), on a basis which is no less favorable than is offered to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable plans.

(b) During the Employment Term, Executive shall be entitled to fringe benefits consistent with the practices of the Company to the extent the Company provides similar benefits to other similarly situated executives and Executive is otherwise eligible to participate in such fringe benefit programs.

(c) At the beginning of each calendar year during the Employment Term, Executive shall be entitled to five (5) weeks of paid vacation or the maximum number of days Executive is entitled to under the Company’s vacation policy, whichever is greater. Executive’s right to carry over unused vacation from one calendar year to the next shall be determined by the

Company’s vacation policy. Executive shall also be entitled to paid sick leave benefits in accordance with those provided to other similarly situated executives during the Employment Term.

7. Business Expenses. Subject to EFH Co.’s standard policies and procedures with respect to expense reimbursement, EFH Co. shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, provided claims for reimbursement are submitted timely and with appropriate supporting documentation.

8. Termination. Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party will be required to give the other party at least sixty (60) days advance written notice of termination of Executive’s employment. Except as provided in Section 11, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with EFH Co. and its Affiliates (as defined in Section 9(c) below).

(a) By the Company For Cause or By Executive Due to Voluntary Resignation Without Good Reason.

(i) Executive’s employment may be terminated by the Company for Cause (as defined below) or by Executive’s voluntary resignation without Good Reason (as defined below) and, in either case, Executive shall be entitled to receive:

(A) within ten (10) business days following the date of termination, accrued, but unpaid Base Salary and unused vacation, earned through the date of termination;

(B) in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with EFH Co.), any accrued but unpaid Annual Bonus earned for any previously completed fiscal year;

(C) within sixty (60) days of Executive’s claim for reimbursement, payment for any unreimbursed business expenses properly incurred by Executive in accordance with EFH Co.’s policies prior to the date of Executive’s termination; provided that claims for reimbursement are accompanied by appropriate supporting documentation and are submitted to EFH Co. within ninety (90) days following the date of Executive’s termination of employment;

(D) Employee Benefits and stock compensation, if any, as to which Executive may be entitled under the employee benefit plans of EFH Co. and its Affiliates or any agreement between EFH Co. (and/or its Affiliates) and Executive; and

(E) any amounts payable or that may become payable pursuant to Section 8(g), Section 10(g), and/or Section 11(b) (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).

Following termination of Executive’s employment by the Company for Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 8(a)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) For purposes of this Agreement, the terms:

(A) “Cause” shall mean (i) if, in performing his duties to EFH Co., Executive engages in conduct that constitutes (a) a material breach of his fiduciary duty to EFH Co., the Company or their shareholders (including, without limitation, a material breach or attempted breach of the provisions under Section 9), (b) gross neglect or (c) gross misconduct resulting in material economic harm to EFH Co. or the Company, provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after Executive receives from the Company written notice thereof, or (ii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

(B) “Good Reason” shall mean (i) a reduction in Executive’s Base Salary or Executive’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of EFH Co. proportionately); (ii) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from the workplace on the Effective Date; (iii) a substantial adverse change in Executive’s duties or responsibilities; (iv) any material breach of this Agreement; or (v) an adverse change in Executive’s line of reporting to superior officers pursuant to the terms of this Agreement; provided, however, that any isolated, insubstantial or inadvertent failure by EFH Co. or the Company that is cured within ten (10) business days after Executive gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

(b) Disability or Death.

(i) Executive’s employment shall terminate upon Executive’s death and may be terminated by the Company if Executive has a Disability (as defined below) and, in either case, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) a portion of the Target Award that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year of termination, such portion to be determined by multiplying the Target Award by a fraction, the numerator of which is the number of days during which Executive was employed by EFH Co. in the fiscal year of Executive’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), with such Pro-Rata Bonus payable to Executive pursuant to Section 4 as if Executive’s employment had not terminated; and

(C) if the termination occurs prior to September 30, 2012, the Retention Award, or a portion thereof, that Executive would otherwise have been entitled to receive pursuant to Section 5 hereof, calculated as (i) 75% of the aggregate Annual Bonus amount(s) actually earned by Executive for any applicable fiscal year completed prior to the date of Executive’s termination, plus (ii) for a termination occurring in fiscal year 2010 or 2011, 75% of the Pro-Rata Bonus amount calculated pursuant to Section 8(b)(i)(B) above (the sum of such amounts referred to herein as the “Pro-Rata Retention Award”), with such Pro-Rata Retention Award payable to Executive as soon as practicable but no later than ninety (90) days following termination. For avoidance of doubt, the Retention Award payment shall not be based on any Annual Bonus or Pro-Rata Bonus earned by or paid to Executive with respect to fiscal year 2012.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(i) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) “Disability” shall mean Executive’s physical or mental incapacitation and consequent inability, with reasonable accommodation, for a period of six consecutive months to perform Executive’s duties; provided, however, in the event the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual, on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a long-term disability, then Executive’s employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason. Any question as to the existence of a Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree on a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement with Executive that incorporates this definition of Disability.

(c) By the Company Without Cause; Resignation by Executive for Good Reason. Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or upon Executive’s resignation for Good Reason and, in either case (except as otherwise provided in Section 8(e)), Executive shall be entitled to receive:

(i) the Accrued Rights;

(ii) provided Executive (x) does not violate the restrictions set forth in Section 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against EFH Co. and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company):

(A) for a termination occurring on or prior to the second anniversary of the Original Effective Date, a lump sum payment equal to (I) two (2) times the sum of Executive’s annualized Base Salary and Executive’s Target Award, plus (II) the Pro-Rata Retention Award, payable as soon as practicable but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination; or

(B) for a termination occurring after the second anniversary of the Original Effective Date, a lump sum payment equal to: (I) two (2) times Executive’s Base Salary, (II) the Pro-Rata Bonus, and (III) the Pro-Rata Retention Award, payable as soon as practicable but no later than the earlier of: (a) March 15 following the calendar year in which termination occurs or (b) ninety (90) days following termination.

(C) Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of EFH Co.’s group health plans on the same terms and conditions as active employees of EFH Co. until the earlier of (x) two (2) years from the date of termination of Executive’s employment (the “Severance Period”), to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 8(c)(ii)(C) when, in the absence of the benefits provided in this Section 8(c)(ii)(C), Executive would not be entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or upon Executive’s resignation for Good Reason, except as set forth in this Section 8(c) or otherwise provided in Section 8(e) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Employment Term.

(i) In the event Executive elects not to extend the Employment Term pursuant to Section 1 and Executive’s employment has not been earlier terminated pursuant to Sections 8(a), (b), (c), or (e), the Employment Term shall expire and Executive’s employment hereunder shall terminate as of the end of the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the Accrued Rights.

(ii) In the event the Company elects not to extend the Employment Term pursuant to Section 1 and Executive’s employment has not been earlier terminated pursuant to Sections 8(a), (b), (c), or (e), the Employment Term shall expire and Executive’s employment hereunder shall terminate as of the end of the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the payments and benefits applicable to a termination of Executive’s employment without Cause pursuant to Section 8(c) or Section 8(e), as applicable. Except as set forth in this Section 8(d)(ii) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Change in Control. Notwithstanding any provision contained herein, if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, within twenty-four (24) months following a Change in Control (as defined in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates), Executive shall be entitled to receive:

(i) the Accrued Rights;

(ii) provided Executive (x) does not violate the restrictions set forth in Section 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against EFH Co. and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company), a lump sum payment equal to (A) two (2) times the sum of Executive’s annualized Base Salary and Executive’s Target Award, plus (B) the Pro-Rata Retention Award, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination; and

(iii) provided Executive (x) does not violate the restrictions set forth in Section 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against EFH Co. and its Affiliates (excluding claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company), Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of EFH Co.’s group health plans on the same terms and conditions as active employees of EFH Co. until the earlier of (A) termination of the Severance Period, to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (B) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer. If Executive continues to receive benefits pursuant to this Section 8(e)(iii) when, in the absence of the benefits provided in this Section 8(e)(iii) Executive would not be entitled to continuation coverage under Section 4980B of the Code, Executive shall receive reimbursement for all medical expenses no later than the end of the calendar year immediately following the calendar year in which the applicable expenses were incurred. The health care continuation coverage period under COBRA, Code Section 4980B, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

Following Executive’s termination of employment without Cause (other than by reason of Executive’s death or Disability) or upon Executive’s resignation for Good Reason, in either case, within twenty-four (24) months following a Change in Control, except as set forth in this Section 8(e) and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party in accordance with Section 10(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(g) Section 4999. If, by reason of, or in connection with, any transaction that occurs after the Original Effective Date, Executive would be subject to the imposition of the excise tax imposed by Section 4999 of the Code related to Executive’s employment with EFH Co., whether before or after termination of Executive’s employment, but the imposition of such tax could be avoided by approval of shareholders described in Section 280G(b)(5)(B) of the Code, then Executive may ask the Company to seek such approval, in which case the Company will use its reasonable best efforts to cause such approval to be obtained and Executive will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax under Section 4999. If Executive fails to request that the Company seek such approval, or if Executive does request that the Company seek such approval, but fails to cooperate and execute such waivers as may be necessary in the approval process, Exhibit I shall not apply and Executive shall not be entitled to any gross-up payment for any resulting tax under Section 4999. If such approval, even if sought and obtained, would not avoid imposition of the excise tax imposed under Section 4999, then the provisions of Exhibit I attached hereto shall apply without any precedent obligation of Executive to seek such approval.

9. Restrictive Covenants.

(a) In consideration of the Company and EFH Co. entering into this Agreement with Executive and hereby promising and committing themselves to provide Executive with Confidential Information and/or specialized training after Executive executes this Agreement, Executive shall not, directly or indirectly:

(i) at any time during or after the Employment Term, disclose any Confidential Information pertaining to the business of EFH Co., the Sponsor Group, or any of their respective Affiliates, except when required to perform his duties to EFH Co. or one of its Affiliates, or by law or judicial process, provided that Executive gives EFH Co. reasonable notice of any legal or judicial proceeding requiring Executive to disclose Confidential Information and an opportunity to challenge the disclosure of any such information, and Executive agrees to provide such reasonable notice in writing to:

Corporate Secretary

Energy Future Holdings Corp.

1601 Bryan Street, 43rd Floor

Dallas, Texas 75201

(214) 812-4660 (facsimile);

(ii) at any time during the Employment Term and for a period of eighteen (18) months thereafter (the “Non-Compete Period”), directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which Texas Energy Future Holdings Limited Partnership, the Company or any of their respective subsidiaries operates or conducts business; or

(iii) at any time during the Employment Term and for a period of eighteen (18) months thereafter, directly or indirectly (A) solicit customers or clients of EFH Co. or any of its Affiliates to terminate their relationship with EFH Co. or any of its Affiliates or otherwise solicit such customers or clients to compete with any business of EFH Co. or any of its Affiliates, or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of Executive’s employment, employed by EFH Co. or any of its Affiliates;

provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any member of the Sponsor Group or any of its Affiliates that is not engaged in any business that competes, directly or indirectly, with the Company or any of its subsidiaries in any geographic area where they operate. Notwithstanding the foregoing, for the purposes of this Section 9(a), (A) Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of EFH Co. or its Affiliates that are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (I) is not a controlling person of, or a member of a group which controls, such Person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) the Non-Compete Period shall not be triggered by any exercise of tag-along rights under the Sale Participation Agreement, by and between the Company (and related parties) and Executive (the “Sale Participation Agreement”) or Drag Transaction (as defined in the Sale Participation Agreement) that may occur after the date hereof.

(b) Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, EFH Co., the Company or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security). Notwithstanding the foregoing, in the event Executive breaches the covenants set forth in this Section 9, the Company’s rights and remedies with respect Executive’s Options, Option Stock, and Stock and payments related thereto, as those terms are defined in the Management Stockholder’s Agreement, by and between the Company (and related parties) and Executive (the “Management Stockholder’s Agreement”) shall be limited to those set forth in Section 22(c) of the Management Stockholder’s Agreement.

(c) For purposes of this Agreement, the terms listed below shall be defined as follows:

(i) “Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group.

(ii) “Competing Business” shall mean any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of EFH Co. or any of its Affiliates in any geographic area where Texas Energy Future Holdings Limited Partnership, the Company, or any of their respective subsidiaries operates.

(iii) “Confidential Information” shall mean information: (A) disclosed to or known by Executive as a consequence of or through his employment with EFH Co. or any Affiliate; (B) not publicly available or not generally known outside EFH Co. or any Affiliate; and (C) that relates to the business and development of EFH Co. or any Affiliate. Any information that does not meet each of the criteria listed above (in subsections (A) – (C)) shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of EFH Co. or any Affiliate that gives EFH Co. or any Affiliate a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of EFH Co. or any Affiliate; information regarding EFH Co.’s or any Affiliate’s business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and EFH Co.’s or any Affiliate’s files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that Executive conceived or developed during his employment with EFH Co. or an Affiliate or learned from other employees or contractors of EFH Co. or an Affiliate that meets the definition of Confidential Information shall be treated as such.

(iv) “Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor thereto).

(v) “Restricted Group” shall mean, collectively the Company, its subsidiaries, the members of the Sponsor Group and their respective Affiliates.

(vi) “Sponsor Group” shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital L.P., and Goldman, Sachs & Co.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles thereof.

(b) Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by EFH Co. and/or its Affiliates and supersedes all prior agreements and understandings. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by EFH Co. or the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of EFH Co. or the Company, provided that the assignee expressly assumes all obligations of EFH Co. and/or the Company under this Agreement and all other related agreements to which Executive, the Company and/or EFH Co. are parties. Upon such assignment, the rights and obligations of EFH Co. and/or the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

(f) Set Off; Mitigation. Except as otherwise provided in Section 10(o), the obligations of EFH Co. and the Company to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim or recoupment of amounts owed by Executive to EFH Co., the Company and/or their Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, except as expressly provided herein, no amount payable hereunder shall be reduced by any payments or benefits received from such subsequent employment.

(g) Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with EFH Co., the Company or EFH Co. has securities that are publicly traded on an established securities market, and Executive is a “specified employee” (as defined in Section 409A of the Code), and the deferral of the commencement of any payments or benefits otherwise payable pursuant to

Section 8 is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, EFH Co. will defer any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with EFH Co. (or the earliest date as is permitted under Section 409A of the Code), provided that amounts which do not exceed the limits set forth in Section 402(g)(1)(B) of the Code in the year of such termination shall be payable immediately upon termination. Any payments or benefits deferred due to such requirements will be paid in a lump sum to Executive at the end of such six (6) month period. EFH Co. shall consult with Executive in good faith regarding the implementation of the provisions of this Section 10(g).

(h) Indemnity. The Company and its subsidiaries shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment or service as a member of the board of directors or managers (as applicable) of any of the Company and/or its subsidiaries, to the maximum extent provided under each of the Company’s and such subsidiaries’ charter, certificate of formation, limited partnership agreement, by-laws and applicable law. During the Employment Term and for a term of six (6) years thereafter, the Company, or any successor to the Company, the Company’s subsidiaries (to the extent not covered under the terms of the Company’s insurance policy), and each of their respective successors, shall purchase and maintain, at their own expense, directors’ and officers’ liability insurance providing coverage for Executive in the same amount as, and with terms no less favorable than, for members of their respective boards of directors or managers (as applicable).

(i) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death before receiving all amounts and benefits due to him hereunder, such amounts shall be payable to Executive’s estate or as otherwise provided under applicable benefit plans or arrangements.

(j) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Company or EFH Co. to:	Energy Future Holdings Corp. 1601 Bryan Street, 43rd Floor Dallas, Texas 75201-3411 Attention: Corporate Secretary

If to Executive to:	The most recent address on file with the Company

(k) Executive Representation. Executive hereby represents to EFH Co. and the Company that his execution and delivery of this Agreement and performance of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.

(l) Captions; Section References. The captions included herein are for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to sections of statutes, regulations or rules shall be deemed to be references to any successor sections.

(m) Further Assurances. The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

(n) Cooperation. For a period of six (6) years after his termination, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided that the Company and its Affiliates shall use reasonable efforts to avoid material interference with Executive’s business or personal activities. The Company shall pay all of Executive’s reasonable expenses incurred in connection with providing such cooperation.

(o) Withholding. EFH Co. may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In addition, Executive expressly authorizes and agrees that any amounts he owes in relation to any travel or credit cards issued or sponsored by EFH Co. or the Company, the energy conservation program, the appliance purchase program, or salary, bonus, vacation or other benefit overpayments, may be offset and deducted from any payments due to Executive pursuant to this Agreement.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q) Amendments. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

11. Special Employment Provisions.

(a) Service Crediting. For purposes of eligibility to receive retiree medical benefits under any retiree medical benefit plan or program of EFH Co., the Company or its Affiliates, Executive shall be deemed eligible for such benefits upon retirement at any time after reaching age 55, so long as Executive has completed five (5) years of service with EFH Co., the Company and its Affiliates following May 9, 2008, provided that in all other respects Executive shall be subject to the terms and conditions of any such retiree medical plan (including with respect to any requirement for employee contributions).

(b) Special Retirement Payment. In an effort to compensate Executive with respect to retirement benefits he forewent by accepting employment with the Company and its Affiliates, Executive will be entitled to a lump sum cash payment (the “Retirement Payment”) on May 9, 2015 (the “Retirement Payment Date”) in an amount equal to $2,000,000 plus interest thereon compounded monthly from January 1, 2013 to the Retirement Payment Date at the prime rate in effect on such date plus one percentage point. Notwithstanding the foregoing, Executive will not be entitled to the Retirement Payment if, and only if, any of the following are true: (i) the present value as of the Original Effective Date of the sum of all Option Proceeds, as defined below, received by Executive prior to the Retirement Payment Date exceeds $9,000,000, (ii) prior to the end of the Initial Term, Executive voluntarily resigns effective prior to the end of the Initial Term from EFH Co. (or an Affiliate) without Good Reason, or (iii) prior to the Retirement Payment Date, Executive’s employment is terminated by EFH Co. (or an Affiliate) for Cause. For purposes of the foregoing, “Option Proceeds” shall equal the sum of all cash proceeds received by Executive (prior to the reduction for any withholding taxes) in respect of the stock options granted to Executive on May 9, 2008 (the “Option Award”) or the underlying shares of common stock of the Company (“Common Stock”) (including cash dividends or dividend equivalents) less any exercise price paid by Executive, provided that in calculating the Option Proceeds, if the shares of Common Stock subject to the Option Award (or shares of an acquiring entity into which such shares are converted) become publicly traded, Executive will be deemed to have exercised the Option Award and immediately sold the shares received upon such exercise for cash as and when the Option Award first becomes exercisable and underlying shares can be resold without restriction upon or following the date the shares become publicly traded. If any payment pursuant to this Section 11(b) results in the imposition of any interest or additional taxes upon Executive under Section 409A of the Code, whether before or after termination of Executive’s employment, Executive shall be entitled to an extra payment such that the amount retained by Executive net of all applicable taxes (including the interest and additional taxes imposed under Section 409A(a)(1)(B) of the Code) is equal to the amount Executive would have retained net of all applicable taxes in the absence of the imposition of liability for interest and additional taxes under Section 409A(a)(1)(B) of the Code.

(c) Severance Payments if Executive Elects Not to Renew Term. Notwithstanding anything to the contrary herein, in the event Executive elects not to extend the Employment Term pursuant to Section 1 and Executive’s employment has not been earlier terminated pursuant to Sections 8(a), (b), (c), or (e), Executive shall be entitled to receive, in addition to the Accrued Rights, the rights set forth in Section 8(d)(ii) hereof.

(d) Exception to Non-Compete. Notwithstanding anything in Section 9 to the contrary, Executive shall not be prohibited during the Non-Compete Period from performing services as an attorney.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Richard J. Landy
Richard J. Landy
Executive Vice President

EFH CORPORATE SERVICES COMPANY

By:	/s/ Richard J. Landy
Richard J. Landy
Executive Vice President

EXECUTIVE:

/s/ Robert C. Walters
Robert C. Walters

Exhibit I

Paragraph 1. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any Affiliate, or one or more trusts established by the Company or any Affiliate for the benefit of their employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state and local income taxes and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Paragraph 2. All determinations required to be made under this Exhibit I, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, Alvarez & Marsal, or such other nationally recognized accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit I, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to Paragraph 3). As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Paragraph 3 of Exhibit I and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (but in any case no later than the calendar year following the calendar year in which such tax was payable).

Exhibit I-1

Paragraph 3. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Paragraph 4. If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Exhibit I, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3 of this Exhibit I) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 of this Exhibit I, a determination is made that Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination,

Exhibit I-2

then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

Paragraph 5. For the avoidance of doubt, all payments to or for the benefit of Executive provided for in this Exhibit I shall be made no later than the end of the calendar year in which the applicable Excise Tax has become due, or if as a result a tax audit or litigation, it is determined that no additional Excise Tax has become due, the end of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution.

Exhibit I-3